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                                                                    Exhibit 99.1

                                                              September 15, 2004


Notice of Blackout Period to Members of the Board of Directors and Executive Officers of General Growth Properties, Inc.


As a director or executive officer of General Growth Properties, Inc. ("GGP"), you are subject to the restrictions of Rule 104 of Regulation BTR (Blackout Trading Restrictions) under Section 306 of the Sarbanes-Oxley Act of 2002. These restrictions prohibit all transactions in GGP common stock and options to purchase common stock during the upcoming blackout period in the General Growth Management Savings and Employee Stock Ownership Plan (the "Plan"). The blackout period will commence on September 30, 2004 and end during the week of October 17, 2004 (the "Blackout Period").

The Blackout Period is necessary to complete the transition of the recordkeeping and administrative services associated with the Plan to The Vanguard Group, who will become the new trustee for the Plan. During the Blackout Period, you are not permitted to purchase, sell or otherwise acquire or transfer any GGP common stock or purchase, sell, transfer or exercise any option to purchase GGP common stock. The prohibition on you is imposed because participants in the Plan will not be able to request loans or withdrawals, make fund exchanges or transfers, make contribution allocation changes or check account balances during the Blackout Period. Your ability to engage in transactions in GGP common stock or exercise options is affected during the Blackout Period regardless of whether you participate in the Plan.

This prohibition on sales and other transfers applies only to GGP common stock and options to purchase common stock that you acquired in connection with your service or employment as a director or executive officer of GGP. Please note that any common stock or options you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the common stock or options were acquired from another source and this identification is consistent with your treatment of the common stock or options for tax purposes and all other disclosure and reporting requirements.

Please be advised that GGP's policy that limits trading in GGP common stock preceding the release of quarterly earnings information also will be in effect. As a result, commencing September 20, 2004 and ending two full business days after GGP's quarterly earnings release, the purchase and sale of GGP common stock is prohibited. However, certain option exercises will be permitted under GGP's policy during this time period.

Please direct questions, including when the Blackout Period has ended during the week of October 17, 2004, and requests for pre-clearance of your transactions in GGP common stock, to Ed Hoyt, Senior Vice President, Chief Accounting Officer at
(312) 960-5175, 110 North Wacker Drive, Chicago, Illinois 60606.